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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

June 14, 2002


Dear Sir/Madam:

We have read paragraphs 2, 3, 4 and 5 of Item 4 included in the Form 8-K dated June 14, 2002 of Weyco Group, Inc. (the Company) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,




   /s/ Arthur Andersen
------------------------------
ARTHUR ANDERSEN LLP





wey005/02/a/l061402a

Copy to:   Mr. John Wittkowske, Weyco Group, Inc.





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